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[Letterhead of Deloitte & Touche LLP]


                                                                   Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
Merrill Lynch & Co., Inc. (the "Company") on Form S-3 of our reports dated February 26, 1996 appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 29, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement. We also consent to the inclusion in this Registration Statement of our reports dated January 21, 1997 relating to the audits of the balance sheets of Merrill Lynch Preferred Funding II, L.P. and Merrill Lynch Preferred Capital Trust II, appearing in this prospectus, both of which are included in this Registration Statement.



/s/ Deloitte & Touche LLP

February 3, 1997